EXHIBIT 2



                             ----------------------

                                    AGREEMENT
                             ----------------------



                                  BY AND AMONG

                               AVATEX CORPORATION,

                                NKK CORPORATION,

                             NKK U.S.A. CORPORATION

                         and NATIONAL STEEL CORPORATION







                             ----------------------

                          Dated as of November 25, 1997

                             ----------------------



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                  AGREEMENT (this "Agreement"), dated as of November 25, 1997, by and among AVATEX CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("Avatex"), NKK CORPORATION, a corporation organized and existing under the laws of Japan ("NKK"), NKK U.S.A. CORPORATION, a wholly owned subsidiary of NKK organized and existing under the laws of the State of Delaware ("NAC"), and NATIONAL STEEL CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("NSC"),


                           W I T N E S S E T H  T H A T
                           ----------------------------

                  WHEREAS,

1. Pursuant to a Stock Purchase Agreement and related documents dated as of August 22, 1984 (the "1984 Stock Purchase Agreement"), NKK Corporation ("NKK") acquired 50% of the outstanding capital stock of National Steel Corporation ("NSC") from National Intergroup, Inc. ("NII"). As a condition to such purchase, NKK required NII to indemnify it and NSC and hold it and NSC harmless against certain existing and contingent obligations and liabilities of NSC relating to NSC's former Weirton Steel Division ("Weirton") which had been sold by NSC (the "Weirton Sale") prior thereto and certain other liabilities of NSC not related to its ongoing business. Accordingly, pursuant to the 1984 Stock Purchase Agreement and the Weirton Liabilities Agreement (the "Weirton Liabilities Agreement") dated as of August 22, 1984 and entered into by and between NSC and NII, NII agreed to indemnify and hold NKK and NSC harmless from and against these liabilities (the "Weirton Liabilities") which consist of, among other things, pension, life, health insurance and other benefits for employees and former employees of Weirton (the "Weirton Employee Related Liabilities") as more specifically described in the Weirton Liabilities Agreements (as defined herein) and certain environmen tal liabilities (the "Indemnified Environmental Liabilities") as more specifically described in the Weirton Liabilities Agreements.

                  2. NII established, and on December 24, 1985 transferred to, NII Capital Corporation, a wholly-owned subsidiary of NII ("NCC"), its 50% interest in the then outstanding capital stock of NSC and as a condition to such transfer, NII and NCC entered into, with NKK and NSC, the NSC Stock Transfer Agreement dated as of December 24, 1985 (the "Stock Transfer Agreement"), pursuant to



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which NII and NCC agreed to be jointly and severally liable for the
Weirton Liabilities.

                  3. NII, NCC, NKK, NAC and NSC entered into the Stock Purchase and Recapitalization Agreement dated June 26, 1990 (the "1990 Stock Purchase Agreement"). Pursuant thereto, among other things, (i) NSC released NII from indemnification of $146.6 mil lion aggregate present value (the "Notional Amount") of certain Weirton Employee Related Liabilities, (ii) NII exchanged a portion of its NSC Common Stock for a new issue of Series B Preferred Stock (the "B Preferred Stock"), (iii) the parties thereto agreed that, under the circumstances and at the time specified therein either (a) NSC would pay to NCC an amount equal to the excess, if any, of (i) the excess, if any, of (A) the Notional Amount (adjusted as set forth in the 1990 Stock Purchase Agreement) (as so adjusted, the "Adjusted Notional Amount") over (B) the then present value (determined under the 1990 Stock Purchase Agreement) of certain amounts paid by NSC in respect of the Weirton Employee Related Liabilities (the "Employee Related Liabilities Payments") over (ii) the amount determined in accordance with the 1990 Stock Purchase Agreement to be the then present value of the remaining Weirton Employee Related Liabilities (the "Remaining Employee Related Liabilities") or (b) NII and NCC would pay to NSC an amount equal to the excess, if any, of (i) the Remaining Employee Related Liabilities over (ii) the excess, if any, of (A) the Adjusted Notional Amount over (B) the Employee Related Liabilities Payments and (iv) NII, NCC and NSC entered into the Amended and Restated Weirton Liabilities Agreement and NCC, NAC and NSC entered into a put agreement (the "Put Agreement"). The amount determined pursuant to clause
(iii)(a) or (iii)(b) of the preceding sentence is hereinafter referred to as the RRCEO.

                  4. In 1993, NSC effected an initial public offering of its equity securities (the "IPO"). Prior thereto, NII, NCC, NSC, NKK and NAC entered into an agreement, dated February 3, 1993 (the "1993 Agreement"), pursuant to which, among other things, NCC paid to NSC $10 million as a prepayment for the Indemnified Environ mental Liabilities. NSC also contributed approximately $68 million of the IPO proceeds to Plan 056 (as defined in the Weirton Liabilities Agreement), thereby reducing the underfunding of Plan 056 and causing a portion of NII's and NCC's indemnity obligations, in the amount of $68 million, to become due and owing. NSC then redeemed 50% of the B Preferred Stock held by NCC and paid the redemption amount in the form of a release of NII and NCC from $68 million of their indemnity obligations to NSC in respect of the Weirton Employee Related Liabilities.

                  5. On October 28, 1993, NCC merged with NII, with NII being the surviving entity. On October 12, 1994, NII changed its name to FoxMeyer Health Corporation ("FoxMeyer").

                  6. On January 31, 1997, FoxMeyer changed its name to Avatex Corporation ("Avatex").

                  7. The Parties desire to provide for the resolution of all claims against each other arising from the ownership by Avatex of the B Preferred Stock, the Weirton Liabilities and the Indemnified Environmental Liabilities on the terms and conditions hereinafter set forth, and deem such settlement to be fair, reason able and adequate and in the best interests of the Parties.

                  NOW, THEREFORE, on the basis of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the terms and conditions of this agreement, it is hereby agreed as follows:


1.       Definitions
         -----------

                  Unless the context otherwise requires and unless otherwise defined herein, terms used herein which are defined in the Weirton Liabilities Agreements are used herein with the meanings therein described. As used herein, the following terms shall have the meanings herein specified unless the context other wise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.



                  "Agreement" shall mean this Settlement Agreement as the same may from time to time hereafter be modified, supplemented or amended.

                  "Avatex" shall mean Avatex Corporation, a Delaware corporation.

                  "Avatex Group" shall mean (i) Avatex, (ii) Bull Moose Tube Company and other former Subsidiaries of NSC which became



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Avatex's (but not NSC's) Subsidiaries in the reorganization pursuant to which
Avatex (then known as NII) became the parent of NSC and (iii) any of Avatex's current Subsidiaries.

                  "Avatex Release" shall have the meaning set forth in Section
2.4 of this Agreement.

                  "Avatex Releasees" shall have the meaning set forth in Section
2.4 of this Agreement.

                  "Business Day" shall mean any day excluding Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government actions to close.

                  "Claims" shall have the meaning set forth in Section 2.4 of this Agreement.

                  "Closing" shall have the meaning set forth in Section 6 of this Agreement.

                  "Closing Date" shall be the date of this Agreement.

                  "Consolidated Net Worth" shall mean, at any time, the sum of the amount by which the total consolidated assets of Avatex and its Subsidiaries exceeds the total consolidated liabilities of Avatex and its Subsidiaries at such time, as determined in accor dance with GAAP; it being agreed that the First Series Cumulative Convertible Preferred Stock, stated price per share $50 (the "First Series Preferred Stock"), and the Cumulative Exchangeable Series A Preferred Stock, par value $5 per share (the "Series A Preferred Stock"), of Avatex and all accrued dividends thereon shall not be deemed liabilities for purposes of this definition.

                  "Damages" shall have the meaning set forth in Section 2.6(a) of this Agreement.

                  "Environmental Insurance Claims" shall have the meaning set forth in Section 2.5(a) of this Agreement.

                  "Financial Advisor" shall mean The Gordian Group, L.P.

                  "GAAP" shall mean United States generally accepted ac counting principles as in effect on the date hereof.




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                  "Indemnifiable Claims" shall have the meaning set forth
in Section 2.6(a).

                  "Indemnified Party" shall have the meaning set forth in
Section 2.6(b).

                  "Indemnified Environmental Liabilities" shall have the meaning set forth in the whereas clause, paragraph one, of this Agreement.

                  "Material Adverse Effect" shall mean a material adverse effect upon (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of Avatex and its Subsidiaries, taken as a whole, or
(ii) the ability of Avatex to perform any of its obligations hereunder as they become due.


                  "NAC" shall mean NKK U.S.A. Corporation, a Delaware corporation.

                  "NKK" shall mean NKK Corporation, a Japan corporation.

                  "NSC" shall mean National Steel Corporation, a Delaware corporation.

                  "NKK, NAC, NSC Release" shall have the meaning set forth in
Section 2.4 of this Agreement.

                  "NSC Releasees" shall have the meaning set forth in Section
2.4 of this Agreement.

                  "Person" shall mean and include any individual, partner ship, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or agency, department or instrumentality thereof.

                  "Released Avatex Liabilities" shall have the meaning set forth in Section 2.4 of this Agreement.

                  "Subsidiary" of any Person shall mean and include (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the



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happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partner ship, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or more equity interest at the time; provided, however, that Riverside Insurance Company Ltd. ("Riverside") shall not be considered a Subsidiary of Avatex.

                  "Weirton Liabilities Agreements" shall mean the 1984 Stock Purchase Agreement, the Weirton Liabilities Agreement, the 1990 Stock Purchase Agreement, the Amended and Restated Weirton Liabilities Agreement, the Stock Transfer Agreement, the Put Agreement, the 1993 Agreement and all other agreements entered into between one or more of the parties hereto in connection therewith.

2.       Agreements
         ----------

                  2.1. Notwithstanding any contrary provision in the Certificate of Designation of the B Preferred Stock ("Certificate of Designation"), NSC shall redeem, and Avatex shall surrender to NSC, on the Closing Date, all B Preferred Stock held by Avatex at such place as is designated by NSC, and Avatex shall not be entitled to, as of or following the Closing Date, any dividends on the B Preferred Stock, declared, accrued or otherwise, or any other payment in respect of the redemption other than the Settlement Payment.

                  2.2. On the terms and subject to the conditions hereof, (i) at the Closing, NSC shall pay to Avatex $59 million in cash payable by wire transfer or delivery of other immediately available funds, and (ii) on each of the same day as the Closing Date in the 3rd, 6th and 12th month after the Closing Date (if not a Business Day, the immediately following day which is a Business Day) (each, a "Payment Date"), NSC shall pay to Avatex an additional $2.5 mil lion on the Payment Date in the 3rd and 6th months after the Closing Date and $5 million on the Payment Date in the 12th month after the Closing Date (each, an "Additional Payment" and, together with the $59 million payment, the "Settlement Payment"), in cash by wire transfer or delivery of other immediately available funds. If Avatex is in breach of its obligations set forth in Section
5.2 below and such breach shall remain uncured for 30 days from the date such breach occurs, the Additional Payments shall be reduced to $5,000,000 (the "Reduction") and, if all the Additional Payments have been paid, Avatex shall pay to NSC in cash by wire transfer or delivery of other immediately available funds on such 30th day



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$5,000,000 (together with the Reduction, "Liquidated Damages"). The parties acknowledge that if Avatex breaches Section 5.2 below, it would be difficult, if not impossible to prove the amount of the damages to NSC and the parties hereto agree that the Liquidated Damages constitute a fair and reasonable amount of compensation, and is agreed to as a reasonable forecast of probable or actual loss and not as a penalty.

                  2.3. At the Closing, NSC, Avatex and NAC agree that a number of Put Consideration Shares (as defined in the Put Agreement) as calculated pursuant to Section 3(d) of the Put Agreement shall be deemed to have been transferred, in turn, from NSC to NAC to Avatex, and from Avatex to NSC for retirement in partial consideration for the Settlement Payment.

                  2.4. At the Closing, in consideration of the Settlement Payment, Avatex shall execute a release in the form annexed hereto as Exhibit A ("NKK, NAC, NSC Release"), pursuant to which it shall release NKK, NAC, NSC and their respective Subsidiaries, officers, directors and employees (the "NSC Releasees") from any and all claims, causes of action or obligations (collectively, "Claims") owed to Avatex by the NSC Releasees, whether known or presently un known, foreseen or presently unforeseen, asserted or not yet asserted, of any kind or character, including and not limited to any Claims relating to the ownership by Avatex of any securities of NSC or the Weirton Liabilities Agreements, including the RRCEO, the Weirton Liabilities and any amounts that have or may become payable to Avatex pursuant to the 1993 Agreement in connection with NSC's Recapitalization (as defined therein); provided, however, that NSC shall not be released from the claims identified in Schedule 1 to Exhibit A hereto. NKK, NAC and NSC shall execute a release in the form annexed hereto as Exhibit B (the "Avatex Release"), pursuant to which they shall release Avatex, its Subsidiaries, officers, directors and employees (the "Avatex Releasees") from any and all obligations (the "Released Avatex Liabilities"), owed by the Avatex Releasees to NKK, NAC and NSC, whether known or presently unknown, foreseen or presently unforeseen, asserted or not yet asserted, of any kind or character, including and not limited to any and all Claims arising out of the ownership by NKK and/or NAC of any securities of NSC or the Weirton Liabilities Agreements, including the RRCEO, the Weirton Liabilities and the Indemnified Environmental Liabilities other than obligations identified in the Avatex Release. Notwithstanding the foregoing, Avatex shall not be released from any claims against Avatex and its Subsidiaries for contribution or joint liability that (a) arise not from contract



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but from federal, state or local environmental laws and regulations, (b) do not relate to an Indemnified Environmental Liability and (c) relate to: (i) any site that is or was owned or operated by any member of the Avatex Group or (ii) any off-site disposal by any member of the Avatex Group of materials at any site owned or operated by a third party.

                  2.5. (a) Avatex hereby surrenders and assigns to NSC all rights it has under any insurance policy incepting prior to January 1, 1987 with respect to Environmental Insurance Claims. Environmental Insurance Claims shall mean claims made under any such insurance policy, including but not limited to the Indemnified Environmental Liabilities, for property damage or personal injury caused or allegedly caused by the discharge of pollutants.

                  (b) (1) Avatex hereby surrenders and assigns to NSC all rights that it may have to settlement proceeds under the Allocation Agreement dated September 26, 1997 (the "Allocation Agreement"), including but not limited to rights to payments under settlements concluded with Continental Casualty Company, Evanston Insurance Company, London Market Insurers, Fireman's Fund Insurance Company, Yasuda Fire & Marine Insurance Company of Europe, Ltd., and Ludgate Insurance Company. Avatex further agrees that to the extent that the Allocation Agreement calls for certain settlement funds received from insurance carriers to be paid into a joint escrow account for the benefit of NSC and Avatex, that any such funds received after the Closing Date shall be paid directly to NSC. Nothing in this agreement shall affect any rights that Southwire Company ("Southwire") may have under the Allocation Agreement or under any individual settlement agreement with an insurance carrier.

                  (2) Avatex hereby surrenders and assigns to NSC all rights that it may have to funds placed in an escrow account (the "Escrow Account") under the Escrow Agreement dated August 20, 1997 (the "Escrow Agreement"), except that NSC agrees that Avatex may authorize the payment of all of Avatex's outstanding legal fees, disbursements, expert witness fees and other professional service fees incurred in connection with National Steel Corp. v. Continental Casualty Co., 95-C-52W (Circuit Court of Hancock County, West Virginia) (the "WVA Litigation"), as of the Closing Date, from the Escrow Account in accordance with paragraph 3 of the Escrow Agreement. After the Closing Date, NSC shall be solely responsible for any outstanding WVA Litigation Expenses and Avatex



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and NSC hereby authorize Weil, Gotshal & Manges LLP, as escrow agent, to pay the balance of the Escrow Account to NSC.

                  (3) NSC hereby agrees that as of the Closing Date, Avatex shall have no further obligation to pay legal and other expenses in connection with the WVA Litigation. NSC shall assume Avatex's obligations to pay the legal and other expenses of the action under cost sharing arrangements with LTV Steel Company and with Southwire. Avatex shall remain a plaintiff in the action and shall cooperate with NSC in the prosecution of the lawsuit.

                  (4) NSC, Avatex, and Southwire are in the process of negotiating a settlement agreement with Insurance Company of North America ("INA") a/k/a The Cigna Companies. Under the terms of the proposed settlement agreement, INA would make two initial payments and would make certain additional payments thereafter up to a limited amount, contingent upon certain events, and may agree to reimburse Riverside, an Avatex subsidiary, those amounts which Riverside had paid to INA. In the event INA does not agree to so reimburse Riverside, Avatex shall not make any claim to the monies otherwise payable by INA under the proposed or any other settlement agreement (the "INA Agreement"). Avatex hereby surrenders and assigns to NSC its rights to payment under the INA Agreement (other than any reimbursement monies to Riverside) which does not increase in any material respect the liabilities of Avatex hereunder. Avatex also will sign the INA Agreement negotiated with INA and release all Environmental Insurance Claims against INA under policies incepting prior to January 1, 1987.

                  (5) NSC, Avatex and Southwire are in the process of negotiating a settlement agreement with Everest Reinsurance Company ("Everest"). Avatex hereby surrenders and assigns to NSC its rights to payment under the proposed or any other settlement agreement (the "Everest Agreement") which does not increase in any material respect the liabilities of Avatex hereunder. Avatex also will sign the Everest Agreement negotiated with Everest and release all claims with respect to policies issued by Prudential Reinsurance Company (Everest's predecessor in interest) to NSC in 1978 and 1979.

                  (6) NSC, Avatex and Southwire are in the process of negotiating a settlement agreement with Lexington Insurance Company ("Lexington"). Avatex hereby surrenders and assigns to NSC its rights to payment under the proposed or any other settlement agreement (the "Lexington Agreement") which does not increase in



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any material respect the liabilities of Avatex hereunder. Avatex also will sign the Lexington Agreement negotiated with Lexington and release all claims with respect to policies issued by Lexington to Avatex or NSC prior to January 1, 1987.

                  (7) NSC, Avatex and Southwire are in the process of negotiating a settlement agreement with International Insurance Company ("International"). Avatex hereby agrees to surrender and assign to NSC its rights to payment under the proposed or any other settlement agreement (the "International Agreement") which does not increase in any material respect the liabilities of Avatex hereunder. Avatex also will sign the International Agreement negotiated with International and release all claims with respect to policies issued by International to Avatex prior to January 1, 1987.

                  (8) NSC, Avatex and Southwire are in the process of negotiating a settlement agreement with National Union Fire Insurance Company ("National Union"). Avatex hereby surrenders and assigns to NSC its rights to payment under the proposed or any other settlement agreement (the "National Union Agreement") which does not increase in any material respect the liabilities of Avatex hereunder. Avatex also will sign the National Union Agreement negotiated with National Union and release Environmental Insurance Claims against National Union with respect to a specific excess policy issued to Avatex in 1984.

                  (9) Avatex shall cooperate with NSC in NSC's efforts to negotiate settlements of Environmental Insurance Claims with the outstanding defendants in the WVA Litigation, and with any excess insurance carriers. Avatex will sign all necessary settlement agreements and release all carriers from Environmental Insurance Claims, as may be reasonably requested by NSC. NSC agrees that if NSC (i) asserts any environmental or related claim against any insurer which has a potential reinsurance claim against Riverside and (ii) recovers any amounts on such claim, whether by settlement, judgment or otherwise, then (x) if such recovery is obtained through settlement or other consensual means, NSC shall obtain the insurer's agreement to waive any reinsurance claim against Riverside or pay through Avatex to Riverside Sufficient funds with which to pay the reinsurance claim, or (y) if such recovery is otherwise obtained, NSC shall pay through Avatex to Riverside sufficient funds with which to pay the reinsurance claim.




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                  (c) As between Avatex and NSC, NSC shall be solely responsible for payment and discharge for: (i) any claims made by any insurer for indemnification pursuant to indemnities made by NSC and Avatex in the settlement agreements referenced in Section 2.5(b) above or in any future settlement agreements with insurers regarding Environmental Insurance Claims, except for indemnification claims relating to Bull Moose Tube Company, for which Avatex shall be solely responsible; (ii) any claims against NSC for breach of any provision of the settlement agreements referenced in Section 2.5(b) above or any future settlement agreements with insurers regarding Environmental Insurance Claims; and (iii) any counterclaims, arising out of acts or omissions of NSC, asserted against NSC or Avatex in any action in or relating to the WVA
Litigation or any action to enforce any of the settlement agreements referenced in Section 2.5(b) above or any future settlement agreements with insurers regarding Environmental Insurance Claims; provided, however, with respect to each of Section 2.5(c)(i) and (ii), NSC shall be liable only to the extent of any net proceeds received under such settlement agreements.

                  (d) NSC acknowledges that, as between Avatex and NSC, NSC and its Subsidiaries will be solely liable for paying and discharging any environmental claims in connection with (i) any of the Indemnified Environmental Liabilities, (ii) any site owned or operated by NSC, which has not been owned or operated by any member of the Avatex Group, or (iii) any site receiving any off-site disposal of materials from NSC, but in the case of subsection (iii) only with respect to off-site disposal of materials received by such site from NSC. NSC will support the dismissal of Avatex and its Subsidiaries from any legal action involving any of the Indemnified Environmental Liabilities or any of the sites described in clauses (i) or (ii) above except with respect to a site at which Avatex or its Subsidiaries has disposed materials. For the purpose of the foregoing two sentences, NSC shall mean NSC and its Subsidiaries, other than any member of the Avatex Group.

                  2.6. (a) NSC shall in accordance with the provisions of this
Section 2.6, indemnify and hold harmless Avatex, against any and all losses, liabilities, damages, demands, claims, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred or suffered by Avatex (whether originally asserted against or imposed on Avatex, by a third party or originally resulting to, incurred or suffered by



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NSC, and asserted by NSC directly against Avatex), if such Damages arise by reason of a breach by NSC of the agreements made by it in Section 2.5 of this Agreement ("Indemnifiable Claims").

                  (b) Avatex, when seeking indemnification under this Section
2.6 (the "Indemnified Party") with respect to Indemnifiable Claims resulting from the assertion of liability by third parties shall give notice to NSC within 20 days of becoming aware of any such Indemnifiable Claim; provided, however, any delay in such notice shall not release NSC from any of its obligations hereunder, except where failure to give timely notice results in actual prejudice to the rights of NSC hereunder. In case any such liability is asserted against Avatex, and it accordingly notifies NSC thereof, NSC will promptly assume the defense thereof with counsel reasonably satisfactory to Avatex.

                  (c) In the event that NSC, within twenty (20) days after receipt of a notice pursuant to Section 2.6(b) of an Indemnifiable Claim, fails to assume the defense of Avatex against such Indemnified Claim, Avatex shall have the right to undertake the defense, compromise or settlement of such Indemnifiable Claim on behalf of and for the account and risk of NSC.

                           2.7.  Effective as of the Closing Date, Avatex shall
cause the members of the Pension Committee and the Investment Committee (as each such term is defined in Section 3 of the Amended and Restated Weirton Liabilities Agreement) under Plan 056 who are appointed by Avatex to resign from such committees. From and after the Closing Date, NSC shall appoint, in its sole discretion, such individuals to the Pension Committee and the Investment Committee as it shall deem appropriate.

                           2.8.  Immediately after the Closing Date, NSC shall
pay to Avatex $12,522.54 on account of the legal bills previously paid by Avatex. In addition, NSC shall pay directly, in the ordinary course of NSC's business, any legal bills properly payable for (a) "Weirton Liabilities Monitoring" services performed by Thorp, Reed & Armstrong and (b) "NSC Workers' Compensation" services performed by Frankovitch & Anetakis, whether such services were performed before or after the Closing Date.

3.       Representations and Warranties of Avatex
         ----------------------------------------

                  Avatex represents and warrants to each of NSC, NKK and NAC as follows:



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                  3.1. Organization. It is a corporation duly organized, validly existing and in good standing, under the laws of Delaware.

                  3.2. Authority. It has all requisite corporate power and authority to execute, deliver, and perform this Agreement and all other agreements, instruments, and documents being or to be delivered by it hereunder or in connection herewith. All necessary corporate proceedings have been duly taken to authorize the execution, delivery, and performance by it of this Agreement. This Agreement has been duly authorized, executed, and delivered by it and, assuming due execution and delivery by all other parties thereto, upon execution and delivery by it as contemplated hereby, will be its legal, valid, and binding obligation, in each case enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  3.3. No Violation. Neither the execution and delivery of this Agreement and all other agreements to be delivered here under, nor the consummation of the transactions contemplated hereby nor its compliance with the terms hereof will (i) violate any provision of its certificate of incorporation or bylaws; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to it, or any of its properties or assets; or (iii) violate, conflict with, result in a breach of any of the provisions of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or give rise to any right of termination, acceleration or cancellation with respect to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of its property or assets under, any note, bond, loan, mortgage, indenture, obligation, deed of trust, license, lease, agreement, permit, concession, grant, franchise, judgment, injunction, order, decree or any security issued by it or any other instrument to which it is a party or by which it or any of its properties or assets may be bound or affected either directly or indirectly.

                  3.4. Consents and Approvals of Governmental Authorities. It has complied and will comply with all applicable laws and all applicable rules and regulations of any governmental authority in connection with the execution and delivery of this Agreement and



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all other agreements to be delivered hereunder. It has obtained all governmental authorizations and approvals required with respect to the execution and delivery of this Agreement and all other agreements to be delivered hereunder and the consummation of the transactions contemplated hereby or thereby. It is not required to submit any notice, report or other filing with any governmental authority or to seek governmental authorization or approval and no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by it, in either case.

                  3.5. Consents. Other than consents which have been obtained and are in full force and effect, no consent of any Person or any group is necessary to the consummation of the transactions contemplated by this Agreement and all other agreements to be delivered hereunder, including, without limitation, consents from parties to or beneficiaries of, loans, mortgages, notes, indentures, material contracts, loan guarantees, material leases or other material agreements, including pension agreements, collective bargaining agreements and any other material agreements.

                  3.6. Solvency. Avatex is, and upon and after giving effect to transactions to take place at the Closing shall be, Sol vent. "Solvent" means that: (a) Avatex's assets exceed its liabilities, at a fair valuation; it being agreed that the First Series Preferred Stock and the Series A Preferred Stock and all accrued dividends thereon shall not be deemed liabilities for purposes of this section 3.6; (b) the present fair saleable value of Avatex's assets exceeds the amount that will be required to pay its probable liability on its existing debts as they become abso lute and matured; (c) Avatex does not have unreasonably small capital for the businesses in which it is engaged; and (d) Avatex has not incurred and does not intend to incur obligations beyond its ability to pay as they mature.

                  3.7. Financial Statements. (a) Attached hereto as Exhibit C-1 are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets for the fiscal years ended March 31, 1996 and 1997 and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended March 31, 1995, 1996, and 1997 for Avatex and its Subsidiaries; (ii) unaudited consolidated balance sheets and statements of income and cash flow (the "Most Recent Financial Statements") as of and for the six months ended September 30, 1997 (the "Most Recent Fiscal Month End") for Avatex and its Subsidiaries and (iii) a pro forma consolidated balance sheet of Avatex and its Subsidiaries, dated as of September 30, 1997, giving effect to the transactions contemplated hereby and giving effect to the settlement of the claims made against Avatex in the bankruptcy proceeding involving certain Subsidiaries of Avatex, certified by the principal financial officer of Avatex. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Avatex and its Subsidiaries as of such dates and the results of operations of Avatex and its Subsidiaries for such periods; in the case of the Most Recent Financial Statements, subject to year-end and audit adjustments.

                  (b) Attached hereto as Exhibit C-2 are projections prepared by Avatex demonstrating the projected cash flow of Avatex and its Subsidiaries after giving effect to the transactions contemplated hereby, for the 12 month period subsequent to the Closing Date, which projections are accompanied by a written statement of the assumptions underlying the projections. Such projections have been prepared on the basis of the assumptions accompanying them, and such projections and assumptions, as of the date of preparation and as of the Closing Date, are reasonable and represent Avatex's good faith estimate of its future cash flow, it being understood that nothing contained in this
Section 3.7(b) shall be construed as a representation or warranty that such future cash flow will in fact be achieved.

                  3.8. Indebtedness; Liabilities; No Undisclosed Liabili ties. Set forth in Schedule 3.8 is a full and complete list of all indebtedness of Avatex for money borrowed. Except as set forth in Schedule 3.8, Avatex is not in default in respect of any agreement or instrument evidencing borrowed money and has not requested any deferral of the payment of interest or principal due in respect thereof. Neither Avatex nor any of its Subsidiaries has any liabilities or obligations (absolute, accrued, contingent or other wise) as of the date hereof which are required by GAAP to be reflected but which are not reflected in the Financial Statements, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice.

                  3.9. Events Subsequent to Most Recent Fiscal Month End. Since September 30, 1997, there has not been any change that has resulted in a Material Adverse Effect compared with the comparable prior period. Without limiting the generality of the foregoing, since that date Avatex has not engaged in any practice, taken any action, or entered into any transaction outside the ordinary course of business.

                  3.10. Good Title to B Preferred Stock. Upon surrender of the B Preferred Stock by Avatex pursuant to Section 2.1 above, NSC shall have reacquired the B Preferred Stock free and clear of all claims, liens, charges, encumbrances, pledges, options, security interests, shareholders' agreements and voting trusts.

                  3.11. Absence of Litigation. There is not (i) any preliminary or permanent injunction issued by any federal or state court of competent jurisdiction or by any governmental or other regulatory or administrative agency or commission or (ii) any litigation instituted by any federal agency or administrative authority or any governmental authority which would, if successful, enjoin or prohibit the consummation of the transactions contem plated hereby or require rescission of this Agreement or any such transactions.


                  3.12. Reports. Avatex has filed all required forms, reports and documents with the Securities and Exchange Commission ("SEC") since January 1, 1997, all of which are complete and com plied and shall continue to comply in all material respects with applicable requirements of the Securities Act of 1934, as amended (the "1934 Act"). None of such forms, reports or documents, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.       Representations and Warranties of NSC, NAC and NKK
         --------------------------------------------------

                  Except as to Section 4.6, each of NSC, NAC and NKK repre sents and warrants to Avatex as follows:

                  4.1. Organization. It is a corporation duly organized, validly existing and in good standing, under the laws of Delaware, in the case of NSC and NAC, and duly organized and validly existing under the laws of Japan, in the case of NKK.

                  4.2. Authority. It has all requisite corporate power and authority to execute, deliver, and perform this Agreement and all other agreements, instruments, and documents being or to be delivered by it hereunder or in connection herewith. All necessary corporate proceedings have been duly taken to authorize the execution, delivery, and performance by it of this Agreement. This Agreement has been duly authorized, executed, and delivered by it and, assuming due execution and delivery by all other parties thereto, upon execution and delivery by it as contemplated hereby, will be its legal, valid, and binding obligation, in each case enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  4.3. No Violation. Neither the execution and delivery of this Agreement and all other agreements to be delivered here under, nor the consummation of the transactions contemplated hereby nor its compliance with the terms hereof will (i) violate any provision of its certificate of incorporation or bylaws, in the case of NSC and NAC, or certificate of incorporation (teikan), in the case of NKK; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to it, or any of its properties or assets; or (iii) violate, conflict with, result in a breach of any of the provisions of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or give rise to any right of termination, acceleration or cancellation with respect to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of its property or assets under any note, bond, loan, mortgage, indenture, obligation, deed of trust, license, lease, agreement, permit, concession, grant, franchise, judgment, injunction, order, decree or any security issued by it or any other instrument to which it is a party or by which it or any of its properties or assets may be bound or affected either directly or indirectly.

                  4.4. Consents and Approvals of Governmental Authorities. It has complied and will comply with all applicable laws and all applicable rules and regulations of any governmental authority in connection with the execution and delivery of this Agreement and all other agreements to be delivered hereunder. It has obtained all governmental authorizations and approvals required with respect to the execution and delivery of this Agreement and all other agreements to be delivered hereunder and the consummation of the transactions contemplated hereby or thereby. It is not required to submit any notice, report or other filing with any governmental authority or to seek governmental authorization or approval and no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by it, in either case.

                  4.5. Consents. Other than consents which have been obtained and are in full force and effect, no consent of any Person or any group is necessary to the consummation of the transactions contemplated by this Agreement and all other agreements to be delivered hereunder, including, without limitation, consents from parties to or beneficiaries of, loans, mortgages, notes, indentures, material contracts, loan guarantees, material leases or other material agreements, including pension agreements, collective bargaining agreements and any other material agreements.

                  4.6. Events Subsequent to Most Recent Fiscal Month End. NSC represents and warrants that since September 30, 1997, there has not been any change that has resulted in a material adverse effect upon (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of NSC and its Subsidiaries, taken as a whole or (ii) the ability of NSC to perform any of its obligations hereunder as they become due, compared with the comparable prior period. Without limiting the generality of the foregoing, since that date NSC has not engaged in any practice, taken any action, or entered into any transaction outside the ordinary course of business.


                  4.7. Absence of Litigation. There is not (i) any preliminary or permanent injunction issued by any federal or state court of competent jurisdiction or by any governmental or other regulatory or administrative agency or commission or (ii) any litigation instituted by any federal agency or administrative authority or any governmental authority which would, if successful, enjoin or prohibit the consummation of the transactions contem plated hereby or require rescission of this Agreement or any such transactions.

5.       Covenants
         ---------

                  Avatex covenants and agrees that on and after the Closing Date and until the same day as the day of the Closing Date in the 15th month after the month in which the Closing Date occurs:

                  5.1. Information Covenants. Avatex will furnish to NSC:

                           (a)      Quarterly Financial Statements.  Within 45
days after the close of each quarterly accounting period in each fiscal year of Avatex, the consolidated balance sheet of Avatex and its Subsidiaries, as at the end of such quarterly period and the re lated consolidated statements of income, cash flow and retained earnings for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year.

                           (b)      Annual Financial Statements.  Within 90 days
after the close of each fiscal year of Avatex, the consolidated balance sheet of Avatex and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of income, cash flow and retained earnings for such fiscal year, setting forth comparative figures for the preceding fiscal year and certified by its independent certified public accountants.

                           (c)      Management Letters.  Promptly after Avatex's
receipt thereof, a copy of any "management letter" or other material report received by Avatex from its certified public accountants.

                           (d)        Dividends and Stock Payments.  No less
than 15 days prior thereto, notification of any action to be voted upon by the Board of Directors of Avatex to declare or pay any cash dividend on or cause to be purchased for cash by Avatex or any of its Subsidiaries any capital stock of Avatex.

                           (e)      Officer's Certificates.  At the time of the
delivery of the financial statements under clauses (a) and (b) above, a certificate of the chief financial officer of Avatex which certifies (x) that such financial statements fairly present the financial condition and the results of operations of Avatex and its Subsidiaries on the dates and for the periods indicated, subject, in the case of interim financial statements, to normally recurring year-end adjustments and (y) that such officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of Avatex and its Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no breach of any covenant hereunder has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any breach of any covenant hereunder has occurred, specifying the nature and extent thereof and, if continu ing, the action Avatex proposes to take in respect thereof.

                           (f)      Notice of Breach or Litigation.  Promptly
and in any event within ten Business Days after Avatex or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occur rence of any breach of this Section 5 and (ii) any litigation or governmental proceeding pending or threatened against Avatex or any of its Subsidiaries which would be likely to result in a Material Adverse Effect.

                           (g)      SEC Filings.  Promptly upon filing thereof,
copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which Avatex shall file with the SEC or any governmental agencies substituted therefor or which Avatex shall send to its stockholders.

                           (h)      Other Information.  From time to time, such
other information or documents (financial or otherwise) as NSC, NKK or NAC may reasonably request.

                  5.2.  Other Covenants

                           Consolidated Net Worth.  The Consolidated Net Worth
of Avatex shall at all times be greater than or equal to $15,000,000.

6.       The Closing
         -----------

                  6.1. Obligations of All Parties. Simultaneous with the execution of this Agreement, the following documents were delivered:

                           (a)      Solvency Opinion.  The solvency opinion by
the Financial Advisor, satisfactory to all parties hereto, was duly executed and delivered by the Financial Advisor.

                           (b)      Opinions.  NSC, NKK and NAC received the
written opinion, dated the Closing Date, of Thorp, Reed & Armstrong, special counsel to Avatex, in the form set forth in Exhibit D-1 hereto, and of the general counsel to Avatex, in the form set forth in Exhibit D-2 hereto.

                           (c)      Opinions.  Avatex received the written
opinions, dated the Closing Date, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to NKK and NAC, in the form set forth in Exhibit E hereto, and of general counsel of NSC, in the form set forth in Exhibit F hereto.

7.       Miscellaneous.
         -------------

                  7.1. Further Actions. At any time and from time to time each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

                  7.2. Submission to Jurisdiction. Solely for the purposes of disputes among the parties hereto, the parties hereby consent and submit to personal jurisdiction of the Federal District Court in the State of Delaware and of any other court in Delaware having jurisdiction over any controversy, and to service of process upon them in accordance with the rules and statutes governing service of process, solely in connection with actions or proceedings involving the parties to and relating to this Agreement. Each of the parties hereto appoints CT Corporation Systems as its agent for the purpose of receiving and accepting service of process on its behalf.

                  7.3. Survival. Except for Section 3.10 of this Agreement, which shall survive the Closing Date and continue in full force and effect without time limit, all representations, warranties, covenants and agreements made by the parties hereto shall survive the Closing Date for a period of 15 months. There are no representations, warranties, covenants or agreements by or among the parties and relating to the subject matter of this Agreement, except as contained in this Agreement.

                  7.4. Entire Agreement; Modification. This Agreement, and the exhibits and schedules hereto, set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements and understandings among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party. With respect to the recitals, to the extent that there are inconsistencies between the description of the terms of any of the Weirton Liabilities Agreements with the actual Weirton Liabilities Agreements, the Weirton Liabilities Agreements shall govern. The Weirton

Liabilities Agreements shall not survive the execution and delivery of this Agreement.

                  7.5. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth below:

                  If to NSC:

                           National Steel Corporation
                           4100 Edison Lakes Parkway
                           Mishawaka, IN  46545
                           Attention: Senior Vice President and
                                      General Counsel; and
                                      Vice President-Finance,
                           Fax: 219-273-7868

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, NY 10022
                           Attention: Edmund C. Duffy, Esq.
                           Fax: 212-735-2000

                  If to Avatex:

                           Avatex Corporation
                           5910 North Central Expressway
                           Suite 1780
                           Dallas, TX 75206
                           Attention:  Senior Vice President, Chief Financial
                                       Officer,  General Counsel and
                                       Secretary
                           Fax: 214-365-7499

                           with a copy to Thorp, Reed & Armstrong
                           One Riverfront Center
                           Pittsburgh, PA 15222
                           Attn: Joseph Shuman, Esq.
                           Fax:  412-394-2555

                  If to NKK:

                           NKK Corporation
                           1-1-2 Marunouchi Chiyoda-ku
                           Tokyo 100, Japan
                           Attention: Assistant General Manager
                                      North American Business
                                      Steel Division
                           Fax: 011-81-3-3214-8426

                           with a copy to Skadden, Arps, Slate,
                           Meagher & Flom LLP
                           at the address set forth above

                  If to NAC:

                           NKK U.S.A. Corporation
                           1013 Centre Road
                           Wilmington, New Castle County
                           DE 19805
                           Attention:  Secretary

                           with a copy to:

                           NKK and
                           Skadden, Arps, Slate, Meagher & Flom LLP at the addresses set forth above

                  7.6. Waiver. Any waiver by any party of a breach of any provision of this Agreement must be in writing and shall not oper ate as or be construed to be a waiver of any other breach of such provision or of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  7.7. Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective successors and assigns of the parties hereto. No party may assign or otherwise transfer any of its rights under this Agreement without the written consent of all other parties hereto.

                  7.8. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

                  7.9. Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inappli cable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

                  7.10. Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  7.11. Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflict of laws.

                  7.12. Expenses. Except as otherwise provided herein, each party hereto shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

                  IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                         AVATEX CORPORATION


                         By:___________________________
                         Name:
                         Title:


                         NKK CORPORATION

                         By:___________________________
                         Name:
                         Title:


                         NKK U.S.A. CORPORATION

                         By:___________________________
                         Name:
                         Title:


                         NATIONAL STEEL CORPORATION

                         By:___________________________
                         Name:
                         Title:

                                     RELEASE
                                     -------

                  AVATEX CORPORATION, a corporation organized under the laws of the State of Delaware ("Releasor"), which is a party to the Agreement (the "Settlement Agreement"), dated as of November 25, 1997, by and among itself, NATIONAL STEEL CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("NSC"), NKK CORPORATION, a corporation organized and existing under the laws of Japan ("NKK"), NKK U.S.A. Corporation, a wholly owned subsidiary of NKK organized and existing under the laws of the State of Delaware ("NAC") (NSC, NKK, and NAC and their respective Subsidiaries, officers, directors and employees are hereinafter referred to collectively as "Releasee"), in consider ation of the Settlement Payment (as defined in the Settlement Agreement) received from NSC pursuant to Section 2.2 of the Settlement Agreement, the sufficiency and receipt of which is hereby acknowledged, hereby releases and discharges Releasee and Releasee's successors and assigns as follows:

                  1. For purposes of this Release, capitalized terms not otherwise defined herein shall have the meanings set forth in the Settlement Agreement.

                  2. Releasor hereby releases and discharges Releasee from any and all claims, causes of action or obligations (collectively, "Claims") owed by any Releasee to the Releasor, whether known or presently unknown, foreseen or presently unforeseen, asserted or not yet asserted, of any kind or character, including and not limited to any Claims relating to the ownership by Avatex of any securities of NSC or the Weirton Liabilities Agreements, including the RRCEO, the Weirton Liabilities and any amounts that may become payable to Avatex pursuant to the 1993 Agreement; provided, however, this release shall not cover any claims, causes of action or liabilities identified in Schedule 1 hereto.

                  3. Whenever the text hereof so requires, the use of a singular number shall include the appropriate plural number.

                  4. This Release may be modified only by a written instrument duly executed by Releasor and Releasee. This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws.

                  IN WITNESS WHEREOF, Releasor has caused this Release to be executed by its duly authorized officers and its corporate seal to be hereunto affixed on this day of November, 1997.


                                        AVATEX CORPORATION


                                        By: ____________________________
                                             Name:
                                             Title:


Accepted and Agreed:
NATIONAL STEEL CORPORATION


By: _________________________
    Name:
    Title:



NKK CORPORATION


By: __________________________
    Name:
    Title:



NKK U.S.A. CORPORATION


By: __________________________
    Name:
    Title:

                                   SCHEDULE 1



         1. Any claims made by any insurer for indemnification in accordance with the terms and conditions of the settlement agreements referenced in Section 2.5(b) to the Settlement Agreement or in any future settlement agreements with insurers regarding Environmental Insurance Claims, except for indemnification claims which relate to Bull Moose Tube Company, for which Avatex will be solely responsible.

         2. Any claims against NSC for breach of any provision of the settlement agreements referenced in Section 2.5(b) to the Settlement Agreement or any future settlement agreements with insurers regarding Environmental Insurance Claims.

         3. Any counterclaims, arising out of acts or omissions of NSC, asserted against NSC or Avatex in any action in or relating to the WVA Litigation or any claims in any action to enforce any of the settlement agreements referenced in Section 2.5(b) of the Settlement Agreement or any future settlement agreements with insurers regarding Environmental Insurance Claims.

         4. The indemnification obligation of NSC relating to 21 Pacella Corporation as set forth in the settlement, release indemnification agreement dated October 28, 1997 between NSC and Avatex.

         5.       NSC's obligations pursuant to the Settlement Agreement.


         6. Any claims against NSC or its Subsidiaries for contribution or joint liability which (a) arise not from contract but from federal, state or local environmental laws and regulations and (b) relate to (i) any site owned or operated by NSC, which has not been owned or operated by any member of the Avatex Group, or (ii) any site receiving any off-site disposal of materials from NSC, but in the case of subsection (ii) only with respect to off-site disposal of materials received by such site from NSC. For the purpose of the foregoing sentence, NSC shall mean NSC and its Subsidiaries, other than any member of the Avatex Group.

                                     RELEASE
                                     -------

                  NKK CORPORATION, a corporation organized under the laws of Japan ("NKK"), NKK U.S.A. Corporation, a wholly owned subsidiary of NKK organized and existing under the laws of the State of Delaware ("NAC"), and NATIONAL STEEL CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("NSC" and, together with NKK and NAC, the "Releasors"), which are parties to the Agreement (the "Settlement Agreement"), dated as of November 25, 1997, by and among themselves and AVATEX CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("Avatex" and, together with its Subsidiaries, officers directors and employees, are hereinafter referred to collectively as "Releasees"), in consideration of Avatex's release of certain claims pursuant to Section 2.4 of the Settlement Agreement, the sufficiency and receipt of which is hereby acknowledged, hereby release and discharge Releasee and Releasee's successors and assigns as follows:

                  1. For purposes of this Release, capitalized terms not otherwise defined herein shall have the meanings set forth in the Settlement Agreement.

                  2. Releasors hereby release and discharge Releasees from any and all claims, causes of action or obligations (collectively, "Claims") owed by any Releasee to any Releasor, whether known or presently unknown, foreseen or presently unforeseen, asserted or not yet asserted, of any kind or character, including and not limited to any Claims relating to the ownership by Avatex of any securities of NSC or the Weirton Liabilities Agreements, including the RRCEO, the Weirton Liabilities and the Indemnified Environmental Liabilities. Notwithstanding the foregoing, the Releasees shall not be released from any claims of the Releasors for contribution or joint liability that (a) arise not from contract but from federal, state or local environmental laws and regulations, (b) do not relate to an Indemnified Environmental Liability, and
(c) relate to: (i) any site which is or was owned or operated by any member of the Avatex Group; or (ii) any off-site disposal by any member of the Avatex Group of materials at any site owned or operated by a third party. In addition, the Avatex Release will also not cover any obligations of Avatex (i) under the Settlement Agreement and (ii) to indemnify NSC with respect to NSC's payment of long-term disability payments to or on behalf of Charles ("Chuck") Ladd.

                  3. Whenever the text hereof so requires, the use of a singular number shall include the appropriate plural number.

                  4. This Release may be modified only by a written instrument duly executed by the Releasors and Releasees. This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws.

                  IN WITNESS WHEREOF, the Releasors have caused this Release to be executed by their respective duly authorized officers and their respective corporate seals to be hereunto affixed on this day of November, 1997.


                                 NKK CORPORATION


                                 By:  ______________________________
                                 Name:
                                 Title:



                                 NKK U.S.A. CORPORATION


                                 By:  _____________________________
                                 Name:
                                 Title:



                                  NATIONAL STEEL CORPORATION


                                  By:  _____________________________
                                  Name:
                                  Title:


Accepted and Agreed:

AVATEX CORPORATION


By:     ______________________
   Name:
   Title:

                                   EXHIBIT C-1

                 FINANCIAL STATEMENTS PURSUANT TO SECTION 3.7(a)

                                   EXHIBIT C-2

                 CASH FLOW PROJECTION PURSUANT TO SECTION 3.7(b)

                                   EXHIBIT D-1

           AVATEX'S SPECIAL COUNSEL OPINION PURSUANT TO SECTION 6.1(b)

                                   EXHIBIT D-2

           AVATEX'S GENERAL COUNSEL OPINION PURSUANT TO SECTION 6.1(b)




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                                    EXHIBIT E

            NKK and NAC'S COUNSEL OPINION PURSUANT TO SECTION 6.1(c)



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                                    EXHIBIT F

                     NSC'S GENERAL COUNSEL OPINION PURSUANT
                                TO SECTION 6.1(c)



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                                  SCHEDULE 3.8

                              CERTAIN INDEBTEDNESS